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                                                                   EXHIBIT 21.1

                             METRO NETWORKS, INC.

                          SUBSIDIARIES OF THE COMPANY

                                  FISCAL 1997

  The following is a list of subsidiaries of Metro Networks, Inc. (the Parent) and their state of incorporation as of December 31, 1997. Unless otherwise noted, all subsidiaries are 100% owned by the Parent Company.

  Metro Networks, Inc.--Incorporated in the State of Delaware

  Metro Networks Communications, Inc., formerly Metro Traffic Control, Inc.-- Incorporated in the State of Maryland

  Washington News Networks, Inc.--Incorporated in the District of Columbia (80% owned)